EXHIBIT 2.2



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                        STOCK EXCHANGE AGREEMENT BETWEEN
                                ROBERT L CASHMAN
                                       AND
                            SMART TRUCK SYSTEMS, INC.

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                            STOCK PURCHASE AGREEMENT


STOCK PURCHASE AGREEMENT by and between Robert L. Cashman an individual (hereinafter sometimes referred to as "Buyer") and Smart Truck Systems, Inc. a Nevada corporation (hereinafter sometimes referred to as "Seller").

                                    RECITALS

WHEREAS, Seller has just completed an asset exchange with Kosti Shirvanian wherein Smart Truck presently has 4,000,923 shares of stock outstanding.

WHEREAS, Buyer, Robert L. Cashman wishes to purchase 4,000,000 shares of common stock of Smart Truck Systems, Inc. and Smart Truck Systems, Inc. wishes to sell 4,000,000 shares of common stock to Robert L. Cashman.

WHEREAS, The Seller and Buyer deem it advisable for the mutual benefit of Seller and Buyer that the stock of Smart Truck Systems, Inc. be sold to Buyer.

WHEREAS, Seller wishes for Buyer to arrange for the sale of 5,000,000 shares of Smart Truck's treasury stock for $5,000,000.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Purchase, and the method of carrying the same into effect, Seller and Buyer agree as follows:

ARTICLE 1

THE PURCHASE

Buyer hereby agrees to purchase from Seller 4,000,000 shares of the common stock of Smart Truck Systems, Inc, which equates to 50% of the current issued and outstanding stock of Smart Truck. Said stock to be sold at $.25 per share on the following terms and conditions.

Purchase price:

     1. Buyer hereby agrees to purchase from Seller 4,000,000 shares of the common stock of Smart Truck Systems, Inc.

          a. Buyer shall upon execution of this Agreement pay to Seller the sum of $300,000 and simultaneously Seller shall issue 1,200,000 shares of its common stock to Buyer.

          b. On or before March 31, 2005, Buyer shall pay to Seller the sum of $700,000 and simultaneously therewith Seller shall issue 2,800,000 shares of its common stock to Buyer.

     2. The Seller further agrees for 3 years to allow Buyer to sell 5,000,000 shares of Smart Truck's treasury stock for $5,000,000 dollars in order to fund Smart Truck.

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To be delivered to Buyer at closing.

          a. Resolution of the Board of Directors authorizing the sale of the stock being purchased in this Agreement.

          b. Smart Truck Systems, Inc stock certificates in the amount of 1,200,000 shares of common stock.

          c. Resolution of the Board of Directors authorizing Buyer pursuant to the agreement dated August 23, 2004 the right "On or before March 31, 2005, Buyer shall pay to Seller the sum of $700,000 and simultaneously therewith Seller shall issue 2, 800,000 shares of its common stock to buyer.

          d. An executed copy of the Purchase Agreement and all completed schedules between Smart Truck Systems, Inc. and Kosti Shirvanian

          e. The sale shall be effective on August 23, 2004. Closing date must be within 10 days of the date of this agreement.


To be delivered to Seller at closing.

          a.   The sum of $300,000 cash or check payable to Seller.




ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, represents and warrants to, and agrees with Buyer as follows:

1. Organization and Good Standing. Seller is a duly incorporated and validly existing corporation in good standing under the laws of Nevada, with all requisite power and authority (corporate and other) to own its properties and conduct its business.

2. Authorizations; Binding Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller in accordance with its terms.


ARTICLE 3
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER


Buyer represents and warrants to, and agrees with Seller as follows:

Authorization; Binding Agreement. Buyer has the requisite power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer in accordance with its terms.

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Clear Title. Buyer warrants that it owns the stock being sold free and clear of all liens.


                                    ARTICLE 4
                               GENERAL AGREEMENTS

1. Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

2. Costs. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of each party.

3. Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered prior to the Closing Date shall survive the consummation of the Sale.

4. Notices. All notices and other communications hereunder shall be in writing and shall deemed to have been duly given if delivered by messenger, transmitted by fax or telegram or mailed by registered or certified mail, postage paid, as follows

              If to Seller, to:     Smart Truck Systems, Inc.
                                        22101 Alessandro Boulevard
                                        Moreno Valley, California 92553

              If to Buyer, to:      Robert L. Cashman
                                       18482 Park Villa Place
                                       Villa Park, California 92861

The date of any such notice shall be the date hand-delivered or otherwise transmitted or mailed.

5. Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by California law at any time, by an agreement in writing executed to do so by the Board of Directors of Seller and Buyer.

6. Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing or waiver signed on behalf of such party.

7. Brokers. Seller and Buyer represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this transaction.

8. Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or their announcement with respect to this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

9. Headings. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.


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10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and is enforceable by the respective successors and assigns of the parties hereto.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12. Any and all stock issued by the Seller pursuant to this Agreement is not registered under the Securities Act of 1933 and will be "restricted shares" within the meaning of Rule 144 under the 1933, Securities Act. The certificates evidencing the shares issued to Seller will bear restrictive legends as appropriate. The Seller shall be under no obligation to register the shares under the 1933 Securities Act or any state securities law for resale by the Buyer.

13. The sale shall be effective on August 22, 2004 at 1:00 p.m. at 22101 Alessandro Boulevard, Moreno Valley, California; the closing date must be within 10 days of the date of this agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the 22 day of August 2004.


SELLER:    BUYER:

Smart Truck Systems, Inc      Robert L. Cashman


By /s/ Kosti Shirvanian       By: /s/ Robert L. Cashman






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